Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, April 23, 2009

SMTC Appoints New Board Member

TORONTO – April 23, 2009 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, announced today the appointment of Mr. David Sandberg to its Board of Directors. Mr. Sandberg is a managing member, founder, and portfolio manager of Red Oak Partners, LLC, a NY-based hedge fund, since its March 2003 inception. Red Oak Partners LLC is SMTC’s largest single shareholder. Previously, Mr. Sandberg co-managed JH Whitney & Co.’s Green River Fund from 1998-2002. Mr. Sandberg received a Bachelor of Arts in Economics and a Bachelor of Science in Industrial Management from Carnegie Mellon University.

Mr. Sandberg joins current board members Mr. Wayne McLeod, former President, CEO and Chairman of CCL Industries and Chairman of the SMTC Board; Mr. John Marinucci former President and Chief Executive Officer of New Flyer Industries Inc.; Mr. Thomas Cowan, CEO of Vecker Corporation; Mr. Alex Walker, Managing Director of Blackmore Partners Inc.; and Mr. John Caldwell, President and Chief Executive Officer of the Company.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,000 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 413-1300,

Email: jane.todd@smtc.com